Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Ken Christensen
(770) 243-8268

Wells REIT II Raises Dividend to 6% Annualized Yield Through June 2004

ATLANTA (April 21, 2004) – Wells Real Estate Investment Trust II (Wells REIT II) announces that its Board of Directors raised the company’s dividend rate to an amount equal to a 6.0% annualized return on a $10.00 investment per share from a 5.0% annualized rate. This newly declared dividend rate will be calculated on a daily basis to shareholders of record each day from April 22, 2004, through June 15, 2004. This dividend will be paid in June, along with the dividends earned March 16, 2004, through March 31, 2004.

“This marks the third dividend increase since founding Wells REIT II in November 2003, and reflects the building momentum in the Wells REIT II portfolio of quality properties with creditworthy tenants,” said Dr. Ron Ford, Chief of Financial Strategy at Wells Real Estate Funds. “Investors are seeking comfort in these volatile trading times, and nontraded REITs like Wells REIT II offer them another way to further diversify their investment portfolios.”

In the first 93 days of 2004, Wells REIT II has acquired nearly $170 million in Class-A office and industrial buildings, including Weatherford Center in Houston; New Manchester One in Douglasville, Georgia; Roush Industries in Allen Park, Michigan; and Manhattan Towers in Manhattan Beach, California.

“It’s been a very busy first quarter for us, and our pipeline of acquisition candidates is extremely full,” said Don Miller, Chief Real Estate Officer at Wells Real Estate Funds. “2004 is proving to be a year in which our team of acquisitions professionals are identifying quality properties that meet the needs of our long-term investors. Our strategy of buying core, Class-A office and industrial real estate assets with creditworthy tenants on long-term leases is proving to be a key differentiator for us in the marketplace.”

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Wells REIT II Raises Dividend – page 2

Wells Real Estate Funds is a national real estate investment management firm that purchases existing Class-A office and industrial properties, as well as corporate sale-leasebacks and build-to-suit projects, leased long term to creditworthy tenants. Wells was the largest purchaser of commercial real estate in the United States in both 2002 and 2003, according to New York-based Real Capital Analytics. In its investment products, Wells manages more than $5.5 billion in assets for more than 160,000 investors nationwide.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells’ use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, Georgia 30092-3365 (tel. 800-448-1010).

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